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                                                                 ARTHUR ANDERSEN






                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the use of our reports dated April 14, 2000, and to all references to our Firm included in or made a part of this registration statement of Nuveen Money Market Trust (comprising the Nuveen California Tax-Exempt Money Market Fund (formerly Nuveen California Tax-Free Money Market Fund), Nuveen New York Tax-Exempt Money Market Fund (formerly Nuveen New York Tax-Free Money Market Fund), Nuveen Institutional Tax-Exempt Money Market Fund (formerly Nuveen Tax-Exempt Money Market Fund) and Nuveen Money Market Fund).

                                       /s/ Arthur Andersen LLP

Chicago, Illinois
June 23, 2000